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                                                                    Exhibit 99.1



                              CONSENT OF GEORGE G. LEVIN


    The undersigned, a nominee for director of PC411, Inc., a Delaware corporation (the "Company"), hereby (i) consents to being nominated for the position of director of the Company and agrees to serve as such upon consummation of the Company's initial public offering of its securities (the "IPO"), and (ii) consents to being named as a prospective director and/or a director nominee in the Company's Registration Statement on Form SB-2 (No. 333-21545) relating to the IPO, and in the Prospectus contained therein proposed to be circulated in connection with such offering, and in all amendments thereto.

Executed this 26th day of April 1997.



                                             /s/ George G. Levin
                                            --------------------------
                                                 George G. Levin